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                                                                    EXHIBIT 99.1

[ASIA NETCOM LOGO]                                                  News Release

               ASIA GLOBAL CROSSING NOW TO OPERATE AS ASIA NETCOM

HONG KONG, MARCH 11, 2003 - Asia Global Crossing and China Netcom Corporation (Hong Kong) today announced that the Asia Netcom transaction has been completed.

Under the terms of the transaction, Asia Netcom, a company organized by China Netcom, acquired substantially all of Asia Global Crossing's operating subsidiaries, excluding Pacific Crossing Ltd. and related entities.

"As Asia emerges as a regional economy and China's prominence in the marketplace expands, it is evident that data demand between China and the rest of Asia will accelerate. Asia Netcom links its unparalleled pan-Asian network with China Netcom's vast mainland capabilities to create a first-ever comprehensive broadband network for the region," said Edward Tian, chairman and chief executive officer of Asia Netcom and chief executive officer of China Netcom Corporation. "I am very excited about our new network and strategy and have full confidence in our current management team."

"We began our restructuring process to create a solid foundation for the company's future, and are pleased that we have successfully completed the endeavor expeditiously and, importantly, in a way that has not adversely affected our customers and employees," said Jack Scanlon, chief executive officer and vice chairman of the seller, Asia Global Crossing.

"From today forward, quite simply no other company will be able to serve the data communications needs of enterprises and carriers in Asia better than Asia Netcom. The value, reach, flexibility, and responsiveness we offer are now further enhanced by our relationship with China Netcom," said Bill Barney, Asia Netcom president and chief operating officer. "We have complete continuity of management and aim to work closely with China Netcom not only to capture a large share of traffic originated and terminated in China but also to extend the reach of our service offering to both our own and China Netcom's domestic customers."

The existing Asia-based Asia Global Crossing executive team will manage the day-to-day operations of Asia Netcom.

With the sale transaction completed, the Asia Global Crossing Ltd. estate intends to submit a plan of reorganization to the Bankruptcy Court. The plan will provide the framework for distributing the assets of Asia Global Crossing's estate to Asia Global Crossing's creditors.

Lazard served as financial advisor to Asia Global Crossing. Salomon Smith Barney was the financial advisor to the Asia Netcom consortium.

ABOUT ASIA NETCOM

Asia Netcom provides city-to-city connectivity and data communications solutions to pan-Asian and multinational enterprises, ISPs and carriers.

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FOR FURTHER INFORMATION:
ASIA NETCOM

PRESS CONTACTS:

Madelyn Smith                                          Selene Lo
Los Angeles, CA                                        Hong Kong
+1 310 481 4716                                        +852 2121 2936
+1 310 962 9644                                        +852 9127 9038
madelyn.smith@asiaglobalcrossing.com                   selene.lo@asianetcom.com

Lorain Wong
Hong Kong
+852 2121 2973
+852 9500 2333
lorain.wong@asianetcom.com